Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-211874) and related joint proxy statement/prospectus of Titan Technologies Corporation for the registration of up to 161,581,975 shares of its common stock and to the incorporation by reference therein of our reports dated February 11, 2016, with respect to the consolidated financial statements of Rovi Corporation, and the effectiveness of internal control over financial reporting of Rovi Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

July 22, 2016